EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Sterling Bancorp, Inc. of our report dated March 26, 2021 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Sterling Bancorp, Inc. for the year ended December 31, 2020.

Crowe LLP

Cleveland, Ohio

September 15, 2021